Exhibit A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                TRUEYOU.COM INC.

     The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

     1.   The name of the Corporation is TrueYou.Com Inc.

     2. The Certificate of Incorporation of the Corporation (hereinafter called the "Certificate of Incorporation") is hereby amended as follows:

          (a) Article FIRST of the Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

               "FIRST: The name of the Corporation is Klinger Advanced Aesthetics, Inc."

          (b) Article FOURTH of the Certificate of Incorporation is amended by deleting the first paragraph and replacing it with the following:

           "FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is sixty one million (61,000,000) shares, of which sixty million (60,000,000) shares shall be Common Stock, par value $0.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $.001 per share."

     3. Upon the filing of this Certificate of Amendment to the Certificate of Incorporation, each twenty-five (25) shares of the Corporation's common stock, $.001 par value per share (the "Common Stock") then issued and outstanding shall be automatically, without any action on the part of the holder thereof or any other person, combined into one (1) share of Common Stock of the Corporation. No fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share.

     4. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this _____ day of , 2006.



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